Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Texxon Holding Limited:

We hereby consent to the inclusion in the foregoing Registration Statement of Texxon Holding Limited and its subsidiaries (collectively the “Company”) on the Form F-1 of our report dated on March 25, 2024, relating to our audits of the accompanying consolidated balance sheets of the Company as of June 30, 2023 and 2022, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the years in the two-year period ended June 30, 2023.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

August 13, 2024